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                                                                  Exhibit 3.3

                      CERTIFICATE OF OWNERSHIP AND MERGER
                                    MERGING
                      SAN FRANCISCO/MOSCOW TELEPORT, INC.
                                      INTO
                                   SFMT, INC.

        San Francisco/Moscow Teleport, Inc., a corporation organized and existing under the laws of California (the "Corporation"), does hereby certify:

        FIRST: That the Corporation was incorporated on September 25, 1986, pursuant to the laws of the State of California, the provisions of which permit the merger of a corporation of another state and a corporation organized and existing under the laws of said state.

        SECOND: That the Corporation owns all of the outstanding shares of SFMT, Inc., a corporation incorporated on September 30, 1993, pursuant to the laws of the State of Delaware (the "Surviving Corporation").

        THIRD: That the Board of Directors of the Corporation, at a duly convened meeting of the Board of Directors on August 30, 1993 determined to merge itself into the Surviving Corporation by adopting, inter alia the following resolution:

        RESOLVED, that the Corporation be merged with any into the Surviving Corporation pursuant to Section 1110 of the California Corporations Code, Section 253 of the Delaware General Corporation Law and the Agreement and Plan of Merger annexed hereto as Exhibit B.

        FOURTH: That the proposed merger has been adopted, approved, certified, executed and acknowledged by the Corporation in accordance with the laws of the State of California, under which it is organized.

        IN WITNESS WHEREOF, San Francisco/Moscow Teleport, Inc. has caused this Certificate to be signed by Alan B. Slifka, its President and attested by Brian
L. Zimbler, its Secretary, this 31st day of October, 1993.

                                SAN FRANCISCO/MOSCOW TELEPORT, INC.


                                By: /s/ ALAN B. SLIFKA
                                   ----------------------------------
                                   Alan B. Slifka, President

                                ATTEST:


                                By: /s/ BRIAN L. ZIMBLER
                                   ----------------------------------
                                   Brian L. Zimbler, Secretary
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                                                                      Exhibit B


                          AGREEMENT AND PLAN OF MERGER
                      San Francisco/Moscow Teleport, Inc.
                            with and into SFMT, Inc.

        This Agreement and Plan of Merger is made and entered into as of the 13th day of October, 1993, by and between San Francisco/Moscow Teleport, Inc., a California corporation ("Merging Corporation"), with and into SFMT, Inc., a Delaware corporation ("Surviving Corporation").

        WHEREAS, the boards of directors of each of the Merging Corporation and the Surviving Corporation have determined that it is in the best interests to merge the Merging Corporation with and into the Surviving Corporation upon the terms and subject to the conditions herein provided for the sole purpose of effecting the reincorporation of the Merging Corporation into the State of Delaware;

        WHEREAS, the Surviving Corporation is a wholly-owned subsidiary of the Merging Corporation, currently has no material assets and no liabilities and will conduct no operations until such time as the merger is effected, at which time the Surviving Corporation shall assume all assets, rights and liabilities of the Merging Corporation, except for any liabilities of the Merging Corporation originating from the California Franchise Tax Board as provided herein.

        NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Upon the approval of the boards of directors of each of the Merging Corporation and the Surviving Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Merging Corporation, the Merging Corporation shall merge with and into the Surviving Corporation. Upon the completion of the merger, the separate existence of the Merging Corporation shall cease and the Surviving Corporation shall be the surviving corporation in the merger. The merger shall be effective upon filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the "Effective Date").

        2. On the Effective Date, by virtue of the merger and without any action on the part of the Merging Corporation or Surviving Corporation or the holders of any of the following securities;

        (a) Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Date shall be surrendered and canceled, and all rights in respect thereof shall cease to exist, the certificate(s) therefor shall be canceled, and no further shares of the Surviving Corporation shall be issued in exchange therefor. Until so surrendered, the foregoing outstanding shares of the common stock of the Surviving Corporation shall be treated by the Surviving Corporation for all purposes as being canceled.

        (b) Each share of common stock of the Merging Corporation issued and outstanding immediately prior to the Effective Date shall be converted, upon surrender of the respective stock certificate(s) representing such shares, into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation (the ratio of 1:1 being hereinafter referred to as the "Conversion Ratio").

        3. On the Effective Date, the Surviving Corporation shall assume all the liabilities of the Merging Corporation, except for any liabilities of the Merging Corporation originating from the California Franchise Tax Board, which are specifically being assumed by San Francisco International Teleport, Inc., a Delaware corporation duly qualified to transact business in California.

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        4.  On the Effective Date, the 1992 Stock Option Plan of the Merging
Corporation shall be and become the Stock Option Plan of the Surviving Corporation, with such amendments and modifications thereto as the Board of Directors of the Surviving Corporation shall thereafter deem appropriate.

        5. On the Effective Date, each option to purchase common stock of the Merging Corporation granted by the Merging Corporation to any of its directors, officers, employees or consultants, either under the 1992 Stock Option Plan of the Merging Corporation or otherwise, which option is outstanding immediately prior to the Effective Date, shall be automatically converted into and become an option in favor of such optionee to purchase the same number of shares of the common stock of the Surviving Corporation, upon the same terms and conditions, and at the same exercise price and in accordance with the same vesting schedule.

        6. The liabilities of the Merging Corporation assumed by the Surviving Corporation in connection with the Merger shall include the obligations of the Merging Corporation to any of its shareholders under any written agreement allowing for an adjustment to the number of shares issued and sold to such shareholder thereunder depending on whether the Merging Corporation raises at least $7.5 million in additional capital through the sale of common stock of the Merging Corporation within the one-year period following the initial issuance and sale of shares to such shareholder thereunder. The obligation of the Surviving Corporation, as so assumed, shall be to make a corresponding adjustment in the number of its own shares of common stock held by any such shareholder, the one-year period continuing to run from the date the shares of the Merging Corporation were originally issued and sold, and not one year from the Effective Date.

        7. The boards of directors of each of the Merging Corporation and the Surviving Corporation intend that the merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

        8. The merger contemplated by this Agreement and Plan of Merger is being accomplished for the sole purpose of "reincorporating" the business of the Merging Corporation in the State of Delaware. The Surviving Corporation shall have no material assets or liabilities prior to the Effective Date, at which time it shall acquire and assume by operation of law all operating functions, rights, assets and liabilities of the Merging Corporation. All provisions of this Agreement and Plan of Merger should be construed and interpreted to give effect to this purpose.

        9. If, at any time prior to the Effective Date, events or circumstances occur, which in the opinion of a majority of the board of directors of either the Merging Corporation or the Surviving Corporation, renders it inadvisable to consummate the merger, this Agreement and Plan of Merger shall not become effective even though previously adopted by the shareholders of the Merging Corporation as herein above provided. The filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware shall conclusively establish that no action to terminate this Agreement and Plan of Merger has been taken by the board of directors of either the Merging Corporation or the Surviving Corporation.

        IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger this 13th day of October, 1993.

SAN FRANCISCO/MOSCOW TELEPORT, INC.             SFMT, INC.


by:  ALAN B. SLIFKA                             by:  ALAN B. SLIFKA
   ---------------------------------               ------------------------
     ALAN B. SLIFKA                                  ALAN B. SLIFKA




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